Exhibit 5

April 2, 2003

Kinder Morgan, Inc.
500 Dallas Street, Suite 1000
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan, Inc., a Kansas corporation (the "Corporation"), in connection with the proposed issuance by the Corporation of 1,050,000 additional shares (the "Shares") of its common stock, par value $5.00 per share, to participants in the Kinder Morgan, Inc. Employees Stock Purchase Plan (the "Plan"). The Corporation is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares.

We have examined originals or copies of (i) the Restated Articles of Incorporation of the Corporation, as amended to date, (ii) the By-laws of the Corporation, as amended to date, (iii) the Plan, (iv) certain resolutions of the Board of Directors of the Corporation, and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Corporation and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing and subject to the limitations, assumptions and qualifications set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1.   the Corporation is validly existing and in good standing as a corporation under the laws of the State of Kansas; and

     2.   the Shares have been duly authorized and when issued and paid for in accordance with the terms of the Plan, for a consideration at least equal to the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the Kansas General Corporation Code and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Bracewell & Patterson, L.L.P. Bracewell & Patterson, L.L.P.